NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
October 26, 2004	Investor Relations Dept. (800) 536-7453

TORCH ENERGY ROYALTY TRUST ANNOUNCES THE APPOINTMENT OF
UHY MANN FRANKFORT STEIN & LIPP CPAs, LLP AS INDEPENDENT AUDITOR

HOUSTON — Torch Energy Royalty Trust (“Trust”) (NYSE: TRU) today announced that UHY Mann Frankfort Stein & Lipp CPAs, LLP (“UHY MFSL”) has been engaged as its independent auditor effective October 21, 2004. The Trust does not have a Board of Directors, Audit Committee or similar committee thereof.

Founded in 1971, UHY MFSL is an affiliate of UHY Advisors, Inc., which is ranked nationally as the 15th largest professional and business advisory firm by Accounting Today and employs a staff of over 1,000 in 22 locations throughout the United States. UHY MFSL also maintains offices in major cities throughout the world through their UHY Advisors, Inc. affiliate.

ABOUT THE TRUST

The Trust is a grantor trust which provides unitholders with quarterly cash distributions from a 95% net profits interest in proved developed oil and gas properties in Texas, Louisiana and Alabama. Approximately 98% of the Trust’s oil and gas reserves are natural gas.

For further information about the Trust, please visit the Trust’s website at www.torchroyalty.com.